Exhibit 99.1

W. P. Carey Announces Resignation of Mark J. DeCesaris as CFO; Appointed as Board Member

NEW YORK, NY - ( Jul 17, 2012) - Investment firm W. P. Carey & Co. LLC (NYSE: WPC) announced today that Mark J. DeCesaris informed the Company of his intention to resign as Chief Financial Officer. Mr. DeCesaris was appointed as a member of the Board of Directors, effective immediately.

Mr. DeCesaris has served as Chief Financial Officer of W. P. Carey and each of its publicly-registered, non-traded CPA® REIT affiliates since July 2010, having previously served as Acting Chief Financial Officer since November 2005.

Mr. DeCesaris said, “It was very difficult to make the decision to leave the New York area, but one that was important for me and my family. I plan to continue in my role as CFO - maintaining my responsibilities and assisting in the recruitment of a new CFO— until the transition is complete. It has been a great privilege to work with W. P. Carey’s management team and to oversee such a fine financial reporting and accounting staff. I’m pleased that I have been asked to remain associated with the Company as a Board member and I look forward to serving our investors in a different capacity.”

Company Chief Executive Officer Trevor P. Bond stated, “Mark has been an extremely effective member of our senior management team and I thank him for his many contributions to the Company’s success. While we are sad to see him leave us in the CFO role, we support his personal decision to relocate and are gratified that he will continue to be an important part of the W. P. Carey family in his new role as Board member. His deep knowledge of our business and corporate culture, combined with his extensive experience, will be extremely valuable.”

Prior to joining W. P. Carey, Mr. DeCesaris held senior management positions at several established companies, including Southern Union Company, Penn Millers Insurance and System One Solutions, a business consulting firm that he founded. Mr. DeCesaris is a licensed Certified Public Accountant and started his career with Coopers & Lybrand in Philadelphia. He graduated from King’s College with a B.S. in Accounting and a B.S. in Information Technology. He currently serves as Vice Chairman of the Board of Trustees of King’s College and as a member of the Board of Trustees of the Chilton Memorial Hospital Foundation, and he is a member of the American Institute of Certified Public Accountants.

W. P. Carey & Co. LLC (NYSE: WPC) is an investment company that provides long term sale leaseback and build to suit financing for companies worldwide and manages a global investment portfolio of approximately $12.5 billion. Publicly traded on the New York Stock Exchange (WPC), W. P. Carey and its CPA® series of non-traded REITs help companies and private equity firms unlock capital tied up in real estate assets. The W. P.

Carey Group’s investments are highly diversified, with approximately 284 long term corporate tenants spanning 28 industries and 18 countries. http://www.wpcarey.com

This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the Company’s actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the Company, reference is made to the Company’s filings with the Securities and Exchange Commission.